Putnam Global Equity Fund, April 30, 2010, semi annual shareholder report

Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	Votes withheld

Ravi Akhoury 			79,337,360 	3,937,502
Jameson A. Baxter 		79,393,075 	3,881,787
Charles B. Curtis 		79,358,785 	3,916,077
Robert J. Darretta 		79,344,078 	3,930,784
Myra R. Drucker 		79,383,436 	3,891,426
John A. Hill 			79,409,121 	3,865,741
Paul L. Joskow 			79,376,697 	3,898,165
Elizabeth T. Kennan 		79,167,425 	4,107,437
Kenneth R. Leibler 		79,436,225 	3,838,637
Robert E. Patterson 		79,387,510 	3,887,352
George Putnam, III 		79,327,689 	3,947,173
Robert L. Reynolds 		79,472,983 	3,801,879
W. Thomas Stephens 		79,442,911 	3,831,951
Richard B. Worley 		79,430,839 	3,844,023

A proposal to approve a new management contract between the fund and Putnam Management with both Fund Family breakpoints and performance fees was approved as follows:

Votes		Votes				Broker
For		Against		Abstentions	non votes

61,606,232 	3,171,075 	1,999,634 	16,497,921

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

Votes		Votes				Broker
For		Against		Abstentions	non votes

61,562,806 	3,148,434 	2,065,701 	16,497,921

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes		Votes				Broker
For		Against		Abstentions	non votes

61,558,831 	3,227,650 	1,990,461 	16,497,920


All tabulations are rounded to the nearest whole number.